Exhibit 2.3

AMENDMENT NO. 1 TO THE

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Amendment No. 1 to the Membership Interest Purchase Agreement (this “Amendment”) is made and entered into as of June 24, 2021 by and among BuzzFeed, Inc. (“Buyer”), CM Partners, LLC (“Parent”), Complex Media, Inc. (the “Company”), Verizon CMP Holdings LLC (“Verizon”) and HDS II, Inc. (together with Verizon, the “Members”) (the Members, collectively with Buyer, Parent and the Company, the “Parties”). Capitalized terms not herein defined shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, the Parties previously entered into that certain Membership Interest Purchase Agreement, dated as of March 27, 2021 (the “Purchase Agreement”), pursuant to which the Members have agreed to sell to Buyer, and Buyer has agreed to purchase from the Members, the Membership Interests;

WHEREAS, each of the Parties desires to amend the Purchase Agreement in connection with Buyer’s execution of that certain Agreement and Plan of Merger, dated as of the date hereof, by and among 890 5th Avenue Partners, Inc., a Delaware corporation (“Parent”), Bolt Merger Sub I, Inc. a Delaware corporation and a direct, wholly owned subsidiary of Parent, Bolt Merger Sub II, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent, and Buyer, which the parties hereto agree is the SPAC Acquisition Agreement for purposes of the Purchase Agreement; and

WHEREAS, Section 10.02 of the Purchase Agreement provides that the Purchase Agreement may be amended with a written instrument signed by the each of the Parties.

NOW, THEREFORE, in consideration of the foregoing recitals and for other consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.            AMENDMENt to section 8.01 of the purchase agreement. Section 8.01(d) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(d) by the Members (acting together), by written notice to Buyer, if the SPAC Transactions have not been consummated on or prior to January 24, 2022 (the “Termination Date”); provided, however, that if the SEC has not declared effective the Registration Statement (as defined in the SPAC Agreement) on or prior to November 24, 2021, the Termination Date shall be automatically extended to February 24, 2022;”

2.            AMENDMENtS to section 6.01 of the purchase agreement. Section 6.01(b) of the Purchase Agreement is hereby amended as follows:

2.1            Section 6.01(b)(vii)(C) is hereby amended and restated in its entirety to read as follows: “(C) enter into or amend any contract that would constitute a Material Contract pursuant to clauses (ii) or (ix) of Section 3.14(a) (other than Material Contracts entered into in the ordinary course of business consistent with past practice and amendments that are not adverse to the Company) if it were in effect as of the Agreement Date, regardless of annual payments or revenues thereunder;”

2.2            Section 6.01(b)(xi)(C) is hereby amended and restated in its entirety to read as follows: “(C) pay any special bonus or special remuneration to any Service Provider, other than as required by applicable Law, pursuant to the terms of any Company Employee Plan in effect as of the Agreement Date, or as permitted under Section 6.01(b)(xii) or”

2.3            Section 6.01(b)(xi)(D) is hereby amended and restated in its entirety to read as follows: “(D) increase the salaries or wage rates of Company Employees except for increases in base salary in the ordinary course of business for those Company Employees with an annual base salary not in excess of $200,000, such increases not to exceed 10% in the aggregate (provided that, in the event the Company proposes a base salary or wage rate increase following notification of a competing employment offer, Buyer will consider such proposed increase in good faith);”

2.4            Section 6.01(b)(xii) is hereby amended to add the following additional exception after the words “such person’s base compensation per year of employment”: “or (D) retention bonuses or payments granted or paid to Company Employees with an annual base salary or wage rate not in excess of $200,000 that do not exceed, in the aggregate, ten percent (10%) of such Person’s annual base salary or wage rate (including but not limited to base salary or wage rate increases following notification of competing employment offer(s)).”

2.5            Section 6.01(b)(xxiii) clause (i) is hereby amended and restated in its entirety to read as follows: “(i) cash compensation paid to Service Providers at rates not exceeding the rates of compensation set forth on a budget approved in accordance with the Company’s standard approval procedures or otherwise approved in accordance with the Company’s ordinary course procedures,”.

3.            AMENDMENts to section 6.13 of the purchase agreement.

3.1            Section 6.13(d) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Buyer hereby acknowledges that as of May 14, 2021, Parent and the Company have delivered to Buyer the reviewed balance sheet of the Company as at March 31, 2021, and the related reviewed statements of income, cash flows and shareholders’ equity of the Company for the quarter then ended. Following Buyer’s execution of the SPAC Agreement, Parent and the Company will use reasonable best efforts to (i) no later than July 31, 2021, deliver the reviewed balance sheet of the Company as at June 30, 2021, and the related reviewed statements of income, cash flows and shareholders’ equity of the Company for the quarter then ended, and (ii) provide to Buyer any additional reviewed financial statements of the Company that are necessary so that the registration statement to be filed in connection with the SPAC Transactions complies with applicable Law.”

4.            RETENTION BONUSES. Notwithstanding anything to the contrary in the Purchase Agreement, Buyer, Parent and the Company agree and consent to the award of transaction bonuses (the “Transaction Bonuses”) by the Company to the recipients and in the amounts set forth on Exhibit A hereto, which amount of Transaction Bonuses may be increased for each Transaction Bonus recipient to up to 100% of each Transaction Bonus recipient’s base salary without any further consent required from Buyer (any such increase in the bonus amount in excess of the Transaction Bonus set forth in Exhibit A, a “Top Up Bonus”). The parties further agree that if the Closing occurs, then the Transaction Bonuses (regardless of when paid) will be Transaction Expenses pursuant to the Purchase Agreement. If the Transactions are not consummated, then Buyer shall reimburse the Company by wire transfer of immediately available funds the amount of the Transaction Bonuses within five (5) days of a written demand therefor by Parent (provided, however, that the Company shall bear the full amount of each Top Up Bonus).

5.            MISCELLANEOUS.

5.1            Entire Agreement. This Amendment, the Purchase Agreement and the other documents referred to herein and therein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and thereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled. Except as specifically amended hereby, the Purchase Agreement is in all respects ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect and are hereby incorporated by reference, except as modified, amended and/or restated as set forth herein. This Amendment shall be deemed to form an integral part of the Purchase Agreement. In the event of any inconsistency or conflict between the provisions of the Purchase Agreement and this Amendment, the provisions of this Amendment will prevail and govern. All references to the “Agreement” in the Agreement shall hereinafter refer to the Purchase Agreement as amended by this Amendment.

5.2            Amendments. The Purchase Agreement and this Amendment may be amended only as set forth in Section 10.02 of the Purchase Agreement.

5.3            Effectiveness. The provisions of this Amendment shall be effective upon the execution hereof by the Parties.

5.4            Titles and Subtitles. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

5.5            Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Amendment.

5.6            Miscellaneous. Sections 10.05 (Counterparts), 10.08 (Severability) and 10.10 (Governing Law; Jurisdiction; Waiver of Jury Trial) of the Purchase Agreement are herein incorporated by reference, mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Amendment No. 1 to the Membership Interest Purchase Agreement as of the date first above written.

COMPANY:

Complex Media, Inc.

By:	/s/ Christian Baesler
Name: Christian Baesler
Title: President

PARENT:

CM Partners, LLC

By:	/s/ Christian Baesler
Name: Christian Baesler
Title: President

SIGNATURE PAGE TO AMENDMENT NO. 1 TO THE MEMBERSHIP INTEREST PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Amendment No. 1 to the Membership Interest Purchase Agreement as of the date first above written.

MEMBERS:

Verizon CMP Holdings LLC

By:	/s/ Christopher Bartlett
Name: Christopher Bartlett
Title: Authorized Signer

HDS II, Inc.

By:	/s/ Michael E. Bachmann
Name: Michael E. Bachmann
Title: Vice President and Treasurer

SIGNATURE PAGE TO AMENDMENT NO. 1 TO THE MEMBERSHIP INTEREST PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Amendment No. 1 to the Membership Interest Purchase Agreement as of the date first above written.

BUYER:

BuzzFeed, Inc.

By:	/s/ Jonah Peretti
Name: Jonah Peretti
Title: Chief Executive Officer

SIGNATURE PAGE TO AMENDMENT NO. 1 TO THE MEMBERSHIP INTEREST PURCHASE AGREEMENT